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                                                                      EXHIBIT 21

                         GUNDLE/SLT ENVIRONMENTAL, INC.

                              LIST OF SUBSIDIARIES

                                                              JURISDICTION OF      EFFECTIVE
                        ENTITY NAME                            INCORPORATION       OWNERSHIP
                        -----------                           ---------------      ---------
GSE Lining Technology, Inc. ................................  Delaware               100%
GSE Lining Technology GmbH..................................  Germany                100%
Gundle GmbH.................................................  Germany                100%
Geoplastics GmbH............................................  Germany                100%
GSE Lining Technology Pty. Ltd. ............................  Australia              100%
GSE Lining Technology Pte. Ltd. ............................  Singapore              100%
GSE Lining Technology Ltd. .................................  United Kingdom         100%
GSE U.K. Ltd. ..............................................  United Kingdom         100%
Gundle Environment Ltd. ....................................  United Kingdom         100%
SGS Geosystems Limited......................................  United Kingdom         100%
SGS Holdings Limited........................................  United Kingdom         100%
GSE Clay Lining Technology Co. .............................  South Dakota           100%
GSE International, Inc. ....................................  Delaware               100%
GSE Foreign Sales, Ltd. ....................................  Barbados               100%
Gundwater, Inc. ............................................  Nevada                 100%